EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contact: James R. Love
         Medical Manager Corporation
         Executive Vice President and Chief Financial Officer
         (201) 703-3400


                 SYNETIC AND MEDICAL MANAGER COMPLETE MERGER

      ELMWOOD PARK, NEW JERSEY, July 23, 1999 - Synetic, Inc. (NASDAQ: SNTC) announced today that it has completed the previously announced merger with Medical Manager Corporation (NASDAQ: MMGR), a leading provider of physician practice management systems. This merger creates an organization with the business assets needed to transform the information infrastructure of America's practicing physicians and revolutionize the way in which physicians can communicate electronically with payers, suppliers, providers and patients.

      Stockholders of both companies approved the merger at separate meetings held today. Under the terms of the merger agreement, each outstanding share of Medical Manager's common stock will be exchanged for .625 shares of Synetic's common stock. This tax-free transaction will be accounted for using the pooling of interests method of accounting.

      Commenting on the transaction, Martin J. Wygod, Chairman of Synetic said, "We are very pleased to announce the completion of our merger with Medical Manager. We look forward to continuing to build upon Medical Manager's position as an industry leader in physician office automation. In addition, the combination of Synetic and Medical Manager creates important synergies for both companies. CareInsite (NASDAQ: CARI), Synetic's healthcare e-commerce subsidiary, gains the ability to deploy its services to Medical Manager's installed base of over 120,000 physicians, and Medical Manager gains the ability to develop and implement the next generation of Internet enabled software products and services for the physician practice." He continued, "This merger creates an organization which will be differentiated by its ability to implement products and services that are truly integrated into the workflow of the physician's practice."

      As of the close of business on July 23, 1999, the common stock of Medical Manager Corporation will cease trading. Synetic has changed its name and will now be known as Medical Manager Corporation. Effective July 26, 1999, the common stock of Synetic, which has traded on NASDAQ under the symbol "SNTC", will trade under the symbol "MMGR".

      Martin J. Wygod, current Chairman of Synetic, will serve as Chairman of the Board of Directors of the combined company. Michael A. Singer, current Chairman and CEO of Medical Manager, will become the Vice-Chairman and Co-CEO of the combined company. John Kang, current President of Medical Manager, will also become the Co-CEO of the combined company. Synetic's current senior management team will remain in place with the exception of Paul Suthern and Roger Holstein who will each devote their full attention to their roles at CareInsite. Paul Suthern will remain President and CEO of CareInsite and Roger Holstein will remain Executive Vice President of Marketing and Sales of CareInsite. Michael A. Singer, John Kang, Chris A. Peifer, Courtney F. Jones and Raymond Kurzweil will join the Board of Directors of the combined company.

                                      *****
      Certain statements contained in this release are forward looking statements that involve risks and uncertainties including, but not limited to, the successful integration of the Synetic and Medical Manager products, the feasibility of developing commercially profitable healthcare e-commerce services, the effect of economic conditions, physician and other user acceptance, the impact of competitive products, services and pricing, product development, commercialization and technological difficulties, and other risks detailed in Synetic's and Medical Manager's Securities and Exchange Commission filings.